EX 99.1

AZZ incorporated Reports Year-To-Date and Third

Quarter Results of Fiscal – Year 2008

For the nine months when compared to the prior year – Revenues Increase 35%,

Net Income up 39%, Earnings per share Increase 35% and Backlog is up 46%

Fiscal 2008 Guidance Increased

Contact:	Dana Perry, Senior Vice President – Finance and CFO
AZZ incorporated 817-810-0095
Internet: www.azz.com

Lytham Partners 602-889-9700
Joe Dorame or Robert Blum
Internet: www.lythampartners.com

January 4, 2008 – FORT WORTH, TX - AZZ incorporated (NYSE:AZZ), a manufacturer of electrical products and a provider of galvanizing services today announced unaudited financial results for the three and nine-month periods ended November 30, 2007. Revenues for the third quarter increased 32 percent to $86.6 million, compared to $65.4 million for the same period last year. Net income for the third quarter increased 54 percent to $8.1 million, or $0.66 per diluted share, compared to net income of $5.2 million, or $0.44 per diluted share, in last year’s fiscal third quarter.

For the nine-month period, the Company reported revenues of $243.6 million, an increase of 35 percent compared to $180.7 million for the comparable period last year. Net income for the nine months rose 39 percent to $20.4 million, or $1.67 per diluted share, compared to $14.7 million, or $1.24 per diluted share for the comparable nine-month period last year.

Backlog at the end of the third quarter was $147.1 million versus $101.0 million at November 30, 2006, an increase of 46 percent. Backlog at the end of the second quarter was $149.2 million. Incoming orders for the third quarter totaled $84.5 million while shipments totaled $86.6 million resulting in a book to ship ratio of 98 percent. For the first nine months, orders totaled $270.1 million while shipments totaled $243.6 million, resulting in a year-to-date book to ship ratio of 111 percent. Incoming orders for the first nine months increased 30 percent when compared to the same period a year ago.

Revenues for the Electrical and Industrial Products Segment increased 44 percent to $51.5 million for the third quarter, compared to $35.8 million in the previous year’s third quarter. Operating income for this segment was $8.0 million, compared to $5.1 million in the third quarter of last year, an increase of 57 percent. For the first nine months, revenues increased 32 percent to $137.5 million and operating income increased 55 percent to $22.3 million compared to $103.8 and $ 14.4 million, respectively, for the first nine months of the prior year.

David H. Dingus, president and chief executive officer, commented, “The results of the third quarter for this segment closely mirror those of the excellent results of the first and second quarters. Strong demand for our Electrical and Industrial Products Segment continued in the

EX 99.1

third quarter. New orders were balanced across our power generation, transmission and distribution, and industrial products. As anticipated, backlog remained essentially flat with the second quarter. Absent the booking of any large international orders in the fourth quarter, the year end backlog is anticipated to remain essentially unchanged from the current levels. We are encouraged about the strength of our quotations both for the domestic and international markets and believe there are opportunities for increased bookings in the first quarter of fiscal 2009. The leverage gained from improved volumes and pricing is reflected in our operating margins. Operating margins for the first nine months are 16 percent versus 14 percent for the same period last year. Our challenge is to continue to achieve growth by expanding our served markets and increasing our product offerings while maintaining our targeted margin levels.”

Revenues for the Company’s Galvanizing Services Segment increased 19 percent to $35.1 million for the third quarter, compared to $29.6 million in the previous year’s comparable quarter. Operating income for this segment was $8.3 million, compared to $8.6 million in the same quarter last year. For the first nine months of fiscal 2008, revenues increased 38 percent to $106.1 million, and operating income increased 11 percent to $26.2 million, compared to $76.9 and $23.7 million, respectively, for the first nine months of the prior year. Year-to-date revenues for this segment increased 21 percent due to volume and 17 percent due to price. Of the 21 percent volume increase, 82 percent is attributable to acquisitions.

Mr. Dingus continued, “Strong market demand, combined with superior levels of quality and service, have continued to positively impacted our ability to maintain strong margins despite changes in the cost of zinc. We achieved excellent operating margins for the quarter of 24 percent. We are most pleased that our tonnage processed for the first nine months of the current fiscal year reflected double digit growth, and margins remained solidly ahead of historical levels. We will continue to closely monitor U.S. industrial market indicators to determine the potential impact upon our markets, which currently remain strong.”

Mr. Dingus concluded, “Based upon the evaluation of information currently available to management, we are increasing our previously issued earnings guidance for fiscal year 2008. Our earnings are estimated to be within the range of $2.12 and $2.22 per diluted share. Revenues are estimated to be within the range of $315 and $325 million, which is unchanged from the previously issued guidance. Our estimates assume that we will not have any significant delays in the delivery of our electrical and industrial products, and that the cost of zinc will not significantly change from current levels during the balance of the fiscal year.”

AZZ incorporated will conduct a conference call to discuss financial results for the third quarter of fiscal 2008 at 11:00 a.m. ET on January 4, 2008. Interested parties can access the call by dialing (877) 356-5706 or (706) 643-0580 (international). The call will be web cast via the Internet at www.azz.com/AZZinvest.htm. A replay of the call will be available for three days at (800) 642-1687, or (706) 645-9291 (international) confirmation #29612126, or for 30 days at www.azz.com/AZZinvest.htm.

AZZ incorporated is a specialty electrical equipment manufacturer serving the global markets of industrial, power generation, transmission and distributions, as well as a leading provider of hot dip galvanizing services to the steel fabrication market nationwide.

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Except for the statements of historical fact, this release may contain forward-looking statements that involve risks and uncertainties some of which are detailed from time to time in documents filed by the Company with the SEC. Those risks and uncertainties include, but are not limited to: changes in customer demand and response to products and services offered by the company, including demand by the electrical power generation markets, electrical transmission and distribution markets, the industrial markets, and the hot dip galvanizing markets; prices and raw material costs, including zinc and natural gas which are used in the hot dip galvanizing process; changes in the economic conditions of the various markets the Company serves, foreign and domestic, customer requested delays of shipments, acquisition opportunities, adequacy of financing, and availability of experienced management employees to implement the Company’s growth strategy. The Company can give no assurance that such forward-looking statements will prove to be correct. We undertake no obligation to affirm, publicly update or revise any forward-looking statements, whether as a result of information, future events or otherwise.

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Condensed financial tables on attached page

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AZZ incorporated

Condensed Consolidated Statement of Income

(in thousands except per share amounts)

	Three Months Ended		Nine Months Ended
	November 30, 2007 (unaudited)	November 30, 2006 (unaudited)	November 30, 2007 (unaudited)	November 30, 2006 (unaudited)
Net sales	$86,593	$65,361	$243,577	$180,696
Costs and Expenses:
Cost of Sales	66,369	48,247	182,943	132,805
Selling, General and Administrative	7,449	8,738	27,817	24,539
Interest Expense	342	342	1,261	1,008
Net (Gain) Loss on Sales or Insurance Settlement of Property, Plant and Equipment	(34)	(239)	(33)	(676)
Other (Income)	(236)	(106)	(792)	(374)

	$73,890	$56,982	$211,196	$157,302

Income before income taxes and accounting change	$12,703	$8,379	$32,381	$23,394
Income Tax Expense	4,611	3,134	12,021	8,659

Income Before Cumulative Effect of Changes in Accounting Principles	8,092	5,245	20,360	14,735
Cumulative Effect of Changes in Accounting Principles (Net of Tax)	—	—	—	85

Net income	$8,092	$5,245	$20,360	$14,650

Net income per share
Basic	$.67	$.45	$1.70	$1.26
Diluted	$.66	$.44	$1.67	$1.24
Diluted average shares outstanding	12,294	11,915	12,199	11,792

Segment Reporting

(in thousands)

	Three Months Ended		Nine Months Ended
	November 30, 2007 (unaudited)	November 30, 2006 (unaudited)	November 30, 2007 (unaudited)	November 30, 2006 (unaudited)
Net Sales:
Electrical and Industrial Products	$51,455	$35,799	$137,479	$103,825
Galvanizing Services	35,138	29,562	106,098	76,871

	$86,593	$65,361	$243,577	$180,696

Segment Operating Income (a):
Electrical and Industrial Products	$8,032	$5,128	$22,318	$14,355
Galvanizing Services	8,336	8,629	26,177	23,650

Total Segment Operating Income	$16,368	$13,757	$48,495	$38,005

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Condensed Consolidated Balance Sheet

(in thousands)

	November 30, 2007 (unaudited)	February 28, 2006 (audited)
Assets:
Current assets	$116,386	$111,967
Net property, plant and equipment	$48,606	$46,628
Other assets, net	$42,208	$42,313

Total assets	$207,200	$200,908

Liabilities and shareholders’ equity:
Current liabilities	$47,109	$49,715
Long term debt due after one year	$17,000	$35,200
Other liabilities	$4,434	$4,845
Shareholders’ equity	$138,657	$111,148

Total liabilities and shareholders’ equity	$207,200	$200,908

Condensed Consolidated Statement of Cash Flows

(in thousands)

	Nine Months Ended
	November 30, 2007 (unaudited)	November 30, 2006 (unaudited)
Net cash provided by (used in) operating activities	$20,108	$7,549
Net cash provided by (used in) investing activities	$(7,867)	$(19,743)
Net cash provided by (used in) financing activities	$(11,782)	$12,084

Net increase (decrease) in cash and cash equivalents	$459	$(110)
Cash and cash equivalents at beginning of period	$1,703	$1,259

Cash and cash equivalents at end of period	$2,162	$1,149

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